Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
August 28, 2006		(973) 802-4149

PRUDENTIAL EQUITY GROUP, LLC SETTLEMENT

IN MARKET TIMING INVESTIGATIONS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today confirmed that Prudential Equity Group, LLC has reached a settlement with the United States Attorney for the District of Massachusetts, the Secretary of the Commonwealth of Massachusetts, the Securities and Exchange Commission, the National Association of Securities Dealers, the New York Stock Exchange, the New Jersey Bureau of Securities and the New York Attorney General’s Office in connection with their investigations into market timing related activities involving the former retail broker-dealer business at Prudential Securities, Inc. In 2003, Prudential Securities contributed that business to a joint venture with Wachovia Corporation. However, Prudential Equity Group, LLC retained liability for the market timing related activities at issue in the investigations.

Under the terms of the settlement, Prudential Equity Group, LLC has agreed to pay $270 million into a Fair Fund administered by the SEC to compensate those harmed by the market timing related activities. In addition, $330 million will be paid as fines and penalties. The settlement resolves these investigations as to all Prudential companies without further proceedings, as long as the terms of the settlement are followed. Prudential Equity Group, LLC has previously reserved sufficient funds to cover these payments.

Prudential Chairman and CEO Arthur F. Ryan said: “We take these matters very seriously and deeply regret the conduct of some former employees that led to these problems. Let me assure you that as part of our ongoing review of business practices, we have strengthened our compliance programs. Prudential cooperated with the authorities throughout the process. This settlement represents our desire to do the right thing and to put this matter behind us, which we believe is in the best interests of our customers, shareholders and employees.”

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Prudential Financial companies, with approximately $568 billion in total assets under management as of June 30, 2006, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement-related services and administration, asset management, banking and trust services, real estate brokerage franchises, relocation services and, through a joint venture, retail securities brokerage services. For more information, visit www.prudential.com.